EXHIBIT 8.1










                               [Letterhead of]

                           CRAVATH, SWAINE & MOORE
                              [New York Office]









                                                            October 27, 1997


                         CARCO Auto Loan Master Trust
                      Registration Statement on Form S-3
                        Relating to $6,000,000,000 of
                     Auto Loan Asset Backed Certificates


Dear Sirs:

                  We have acted as special Federal tax counsel for CARCO Auto Loan Master Trust (the "Trust"), in connection with the above-captioned Registration Statement (such registration statement, together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Trust with the Securities and Exchange Commission in connection with the registration by the Trust of trust certificates (the "Certificates"). As described in the Registration Statement, the Certificates will be issued from time to time in series by the Trust, which was created pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") among U.S. Auto Receivables Company, Chrysler Credit Corporation, which has been succeeded by Chrysler Financial Corporation, and Manufacturers and Traders Trust Company, which has been succeeded by The Bank of New York, as trustee. Capitalized terms not otherwise defined herein are used as defined in the Registration Statement.

                  In that connection, we are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Certificates and we have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement, the Pooling and Servicing Agreement and the form of pooling and servicing agreement supplement (the "Supplement") filed as exhibits to

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the Registration Statement (including the form of each class of Certificates included as an exhibit).

                  Based on the foregoing and assuming that the Supplement with respect to each series of Certificates is executed and delivered in substantially the form we have examined and the transactions contemplated to occur under the Registration Statement, the Pooling and Servicing Agreement and the Supplement in fact occur in accordance with the terms thereof, we hereby confirm that the statements set forth in the Prospectus forming part of the Registration Statement under the captions "Prospectus Summary--Tax Matters" (to the extent they relate to Federal income tax consequences), "--ERISA Considerations", "Certain Tax Matters--Federal Income Tax Consequences" and "ERISA Considerations" accurately reflect our opinion with respect to a transaction to which those provisions by their terms apply.

                  We know that we are referred to under the headings "Certain Federal Income Tax Consequences" and "Legal Opinions" in the Prospectus Supplement forming part of the Registration Statement and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8 thereto.

                                          Very truly yours,

                                          /s/ Cravath, Swaine & Moore


U.S. Auto Receivables Company
     27777 Franklin Road
     Southfield, Michigan 48034



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